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                                                                      EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Form 8-K/A of MAPCO Inc. of our report dated September 1, 1994, relating to the Financial Statements of Emro Propane Company for the year ended December 31, 1993 appearing in this Form 8-K/A, and to the incorporation by reference of such report in MAPCO Inc.'s Post-Effective Amendment No. 1 to Registration Statement No. 33-13090 on Form S-8, Post-Effective Amendment No. 2 to Registration Statement No. 2-77050 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33- 28722 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-29043 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-29044 on Form S-8, Registration No. 33-33217 on Form S-8 and Registration Statement No. 33-34044 on Form S-3.



Deloitte & Touche LLP
Tulsa, Oklahoma
November 4, 1994